Artisan Partners Asset Management Inc. Reports 2Q25 Results
Milwaukee, WI - July 29, 2025 - Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the three and six months ended June 30, 2025, and declared a quarterly dividend.
Executive Chair Eric Colson said, "Over the past 30 years, Artisan Partners has evolved from a long-only public equities manager into a diversified multi-asset investment platform. We have remained true to our identity as an ideal home for investment talent focused on high value-added investing and compounding wealth over long periods. We have demonstrated that our process for attracting talent and developing sustainable investment franchises is repeatable across asset classes, generations, and geographies.

"We ended the second quarter of 2025 with our highest quarter-end AUM ever, $175.5 billion, managed across 11 investment teams and 26 investment strategies.

"In June, Jason Gottlieb succeeded me as CEO. Jason has played a leading role in managing our investment platform and driving our thoughtful growth over the last eight years. He has the support of a management team we have designed to maintain our investments-first culture and further expand our investment platform. I am extremely excited about Artisan Partners’ future under Jason’s leadership."

Chief Executive Officer Jason Gottlieb said, "I am honored to serve as the third CEO in Artisan Partners’ 30-year history. I will continue to work closely with Eric in his role as Executive Chair. The firm is well-positioned to continue to perform for clients across the platform and to expand into new asset classes with existing and external talent. Several recent recognitions and milestones are representative of the quality, breadth, and consistency of the Artisan platform.

"Earlier this month, Bryan Krug, the founding portfolio manager of the Artisan Credit team, won the 2025 U.S. Morningstar Award for Investing Excellence: Outstanding Portfolio Manager in the Fixed Income category. Over the past 11 years, the Credit team’s flagship High Income strategy has outperformed its benchmark by 170 basis points annually after fees. Today, the team manages $13 billion across the High Income, Credit Opportunities, and Floating Rate strategies.

"Morningstar also nominated David Samra, founder of our International Value Group, as a finalist for the 2025 U.S. Morningstar Award for Investing Excellence: Outstanding Equity Portfolio Manager. David previously won Morningstar's International-Stock Fund Manager of the Year Award with Dan O’Keefe in 2008 and 2013. Over 23 years, the Artisan International Value strategy has compounded capital at almost 11% annually, outperforming its benchmark by 418 basis points per year after fees. More recently, David has broadened the team’s capabilities with the launch of the International Explorer strategy in 2020 and the Global Special Situations strategy earlier this year.

"In July, the Artisan Developing World team reached its ten-year anniversary. Over the past decade, Lewis Kaufman and the team have compounded capital at an average annual rate of 11.59% after fees—almost 700 basis points of annual outperformance versus the emerging markets index. Developing World is our 12th strategy to cross the ten-year mark. The average annual outperformance of those long-tenured strategies versus their benchmarks is 256 basis points since their respective inceptions after fees.

"These recognitions and milestones demonstrate the repeatability of the Artisan Partners process and business model. The firm’s existing lineup of investment teams and strategies is well positioned to sustain business into the future and grow in places where we have additional capacity. In addition, the breadth of our multi-asset investment platform, our proven and repeatable talent model, and the growth of our intermediated wealth client base provide us greater opportunities to expand into alternative and private markets.

"As we have done consistently, we will remain patient in seeking exceptional talent and opportunities for our clients, avoiding products engineered for short-term growth or scale. We will continue to prioritize creating, preserving, and extending long-term compounding opportunities over pursuing short-term gains."

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$175.5	$162.4	$158.9	$175.5	$158.9
Average	166.8	166.7	158.6	166.8	156.3

Consolidated Financial Results (GAAP)
Revenues	$282.8	$277.1	$270.8	$559.9	$535.2
Operating income	79.8	86.5	86.6	166.3	164.3
Operating margin	28.2%	31.2%	32.0%	29.7%	30.7%
Net income attributable to Artisan Partners Asset Management Inc.	$67.6	$61.1	$57.6	$128.7	$117.1
Basic earnings per share	0.94	0.82	0.80	1.78	1.66
Diluted earnings per share	0.94	0.82	0.80	1.78	1.66

Adjusted[1] Financial Results
Adjusted operating income	$89.6	$89.0	$87.3	$178.6	$168.9
Adjusted operating margin	31.7%	32.1%	32.2%	31.9%	31.6%
Adjusted EBITDA[2]	$94.2	$93.6	$92.3	$187.8	$178.6
Adjusted net income	67.5	67.0	66.0	134.5	127.6
Adjusted net income per adjusted share	0.83	0.83	0.82	1.66	1.58

______________________________________
1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

June 2025 Quarter Compared to March 2025 Quarter
AUM increased to $175.5 billion at June 30, 2025, an increase of $13.1 billion, or 8%, compared to $162.4 billion at March 31, 2025, primarily due to $15.2 billion of market appreciation, partially offset by $1.9 billion of net client cash outflows and $0.2 billion of Artisan Funds' distributions not reinvested. For the quarter, average AUM increased to $166.8 billion from $166.7 billion in the March 2025 quarter.
Revenues of $282.8 million in the June 2025 quarter increased $5.7 million, or 2%, from $277.1 million in the March 2025 quarter, primarily due to one additional calendar day in the June 2025 quarter.
Operating expenses of $203.0 million in the June 2025 quarter increased $12.4 million, or 7%, from $190.6 million in the March 2025 quarter, primarily due to (1) an increase in long-term incentive compensation expense of $8.2 million, which includes $7.4 million of additional expense as a result of market valuation changes and (2) an increase in incentive compensation of $3.1 million driven by higher revenues. The decrease in seasonal compensation and benefits costs in the June 2025 quarter was offset by employee separation costs, primarily those associated with the winding down of our China Post-Venture strategy as of June 30, 2025.
GAAP operating margin was 28.2% in the June 2025 quarter, compared to 31.2% in the March 2025 quarter. Adjusted operating margin was 31.7% in the June 2025 quarter, compared to 32.1% in the March 2025 quarter.
Within non-operating income (expense), investment gains (losses) are comprised of net investment gains (losses) of consolidated and nonconsolidated investment products, including investments held to economically hedge compensation plans (collectively referred to as "investments in sponsored products"). For the June 2025 quarter, investment gains on consolidated investment products were $22.7 million and investment gains on nonconsolidated investment products were $18.6 million, as compared to investment gains on consolidated investment products of $7.1 million and investment gains on nonconsolidated investment products of $3.8 million in the March 2025 quarter. Artisan's share of the $41.3 million total investment gains in the June 2025 quarter was $26.1 million, compared to $6.5 million in the March 2025 quarter. The $26.1 million of gains for the June 2025 quarter was comprised of $18.9 million of gains on investments to hedge compensation plans and $7.2 million of gains on seed investments.
GAAP net income was $67.6 million, or $0.94 per basic and diluted share, in the June 2025 quarter, compared to GAAP net income of $61.1 million, or $0.82 per basic and diluted share, in the March 2025 quarter. Adjusted net income was $67.5 million, or $0.83 per adjusted share, in the June 2025 quarter, compared to adjusted net income of $67.0 million, or $0.83 per adjusted share, in the March 2025 quarter.
June 2025 Quarter Compared to June 2024 Quarter
AUM at June 30, 2025 was $175.5 billion, up 10% from $158.9 billion at June 30, 2024. The change in AUM from the prior year quarter was primarily due to $24.2 billion of investment returns, partially offset by $6.3 billion of net client cash outflows and $1.3 billion of Artisan Funds' distributions not reinvested. Average AUM for the June 2025 quarter was $166.8 billion, 5% higher than average AUM for the June 2024 quarter.
Revenues of $282.8 million in the June 2025 quarter increased $12.0 million, or 4%, from $270.8 million in the June 2024 quarter, primarily due to higher average AUM.
Operating expenses of $203.0 million in the June 2025 quarter increased $18.8 million, or 10%, from $184.2 million in the June 2024 quarter. The increase was primarily due to an increase in long-term incentive compensation costs of $11.9 million, which includes a $9.3 million increase as a result of market valuation changes, a $3.7 million increase in incentive compensation due to higher revenues, and a $2.3 million increase in employee separation costs, primarily those associated with the winding down of our China Post-Venture strategy as of June 30, 2025.
GAAP operating margin was 28.2% in the June 2025 quarter, compared to 32.0% in the June 2024 quarter. Adjusted operating margin was 31.7% in the June 2025 quarter, compared to 32.2% in the June 2024 quarter.
For the June 2025 quarter, investment gains on consolidated investment products were $22.7 million and investment gains on nonconsolidated investment products were $18.6 million, as compared to investment gains on consolidated investment products of $3.3 million and investment gains on nonconsolidated investment products of $0.2 million in the June 2024 quarter. Artisan's share of total investment gains in the June 2025 quarter was a gain of $26.1 million, compared to gains of $0.8 million in the June 2024 quarter.
GAAP net income was $67.6 million, or $0.94 per basic and diluted share, in the June 2025 quarter, compared to GAAP net income of $57.6 million, or $0.80 per basic and diluted share, in the June 2024 quarter. Adjusted net income was $67.5 million, or $0.83 per adjusted share, in the June 2025 quarter, compared to adjusted net income of $66.0 million, or $0.82 per adjusted share, in the June 2024 quarter.

Six Months Ended June 2025 Compared to Six Months Ended June 2024
AUM increased to $175.5 billion at June 30, 2025, an increase of 10% compared to $158.9 billion at June 30, 2024. Average AUM for the June 2025 six-month period was $166.8 billion, 7% higher than average AUM of $156.3 billion for the June 2024 six-month period.
Revenues of $559.9 million for the six months ended June 2025 increased $24.7 million, or 5%, from $535.2 million for the six months ended June 2024, primarily due to higher average AUM.
Operating expenses of $393.6 million for the six months ended June 2025 increased $22.7 million, or 6%, from $370.9 million for the six months ended June 2024. The increase was primarily due to a $7.2 million increase in incentive compensation largely driven by higher revenues, a $12.3 million increase in long-term incentive compensation, which includes a $7.8 million increase as a result of market valuation changes, and a $2.1 million increase in employee separation costs, primarily associated with the winding down of our China Post-Venture strategy as of June 30, 2025.
GAAP operating margin was 29.7% for the six months ended June 2025, compared to 30.7% for the six months ended June 2024. Adjusted operating margin was 31.9% for the six months ended June 2025, compared to 31.6% for the six months ended June 2024.
For the six months ended June 2025, investment gains on consolidated investment products were $29.8 million and investment gains on nonconsolidated investment products were $22.4 million, as compared to investment gains on consolidated investment products of $22.5 million and investment gains on nonconsolidated investment products of $12.3 million for the six months ended June 2024. Artisan's share of the $52.2 million total investment gains for the six months ended June 2025 was $32.6 million, compared to $17.3 million for the six months ended June 2024. The $32.6 million of gains for the six months ended June 2025 was comprised of $21.0 million of gains on investments to hedge compensation plans and $11.6 million of gains on seed investments.
GAAP net income was $128.7 million, or $1.78 per basic and diluted share, for the six months ended June 2025, compared to GAAP net income of $117.1 million, or $1.66 per basic and diluted share, for the six months ended June 2024. Adjusted net income was $134.5 million, or $1.66 per adjusted share, for the six months ended June 2025, compared to adjusted net income of $127.6 million, or $1.58 per adjusted share, for the six months ended June 2024.
Capital Management & Balance Sheet
Cash and cash equivalents were $244.9 million at June 30, 2025, compared to $201.2 million at December 31, 2024. During the June 30, 2025 quarter, the Company paid a variable quarterly dividend of $0.68 per share of Class A common stock with respect to the March 2025 quarter. The Company had total borrowings of $200.0 million at June 30, 2025 and December 31, 2024.
On June 3, 2025, Artisan Partners Holdings LP agreed to issue $50 million of Series G Senior Notes in a private placement transaction on August 15, 2025, subject to the satisfaction of certain customary closing conditions. The proceeds, along with cash on hand, will be used to pay off the $60 million of Series D Senior Notes maturing on August 16, 2025. The Series G Notes will bear interest at a rate of 5.43% per annum and will mature on August 16, 2030. The financial covenants contained in the note purchase agreement are the same as the covenants contained in the Company’s existing note purchase agreements.
During the June 2025 quarter, limited partners of Artisan Partners Holdings did not exchange any common units for Class A common shares.
Total stockholders’ equity was $419.1 million at June 30, 2025, compared to $422.0 million at December 31, 2024. The Company had 70.5 million Class A common shares outstanding at June 30, 2025. The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.5x at June 30, 2025.
Dividend
The Company’s board of directors declared a variable quarterly dividend of $0.73 per share of Class A common stock with respect to the June 2025 quarter. The variable quarterly dividend represents approximately 80% of the cash generated in the June 2025 quarter and will be paid on August 29, 2025, to shareholders of record as of the close of business on August 15, 2025. Based on our projections and subject to change, we expect some portion of the 2025 dividend payments to constitute a return of capital for tax purposes.
Subject to board approval each quarter, we currently expect to pay a quarterly dividend of approximately 80% of the cash the Company generates each quarter from operations. We expect cash generation will generally equal adjusted net income plus long-term incentive compensation expense, less cash reserved for future franchise capital awards, with additional adjustments made for certain other sources and uses of cash, including capital expenditures. After the end of the year, our board will consider payment of a special dividend from the 20% withheld each quarter plus any discrete sources and uses of cash throughout the year, including gains realized upon seed capital redemptions and investments redeemed in connection with forfeited franchise capital awards.
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Conference Call
The Company will host a conference call on July 30, 2025, at 1:00 p.m. (Eastern Time) to discuss these results. Hosting the call will be Jason Gottlieb, Chief Executive Officer and President, Eric Colson, Executive Chair, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the Company’s website at www.apam.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10199994. A replay of the call will be available until August 6, 2025, at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 4893273. An audio recording will also be available on the Company’s website.
Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions for whatever reason, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other matters that cause damage to our reputation, and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 25, 2025, as such factors may be updated from time to time. Our periodic and current reports are accessible on the SEC's website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Assets Under Management (AUM) refers to the assets of pooled vehicles and separate accounts to which Artisan Partners provides services. Artisan Partners’ AUM as reported here includes assets for certain strategies for which Artisan Partners provides non-discretionary model portfolios to managed account sponsors, for which we earn only investment-related service fees. Such non-discretionary assets are reported on a lag not exceeding one quarter and represented $115 million, $113 million, and $65 million in aggregate as of June 30, 2025, March 31, 2025, and June 30, 2024, respectively. Artisan's definition of AUM is not based on any definition of Assets Under Management contained in the ADV or in any of Artisan's fund management agreements.
Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.
Unless otherwise noted, composite returns have been presented gross of investment advisory fees applied to client accounts, but include applicable trade commissions and transaction costs. Management fees, when reflected, would reduce the results presented for an investor in an account managed within a composite. Net-of-fees composite returns presented in these materials were calculated using the highest model investment advisory fees applicable to portfolios within the composite. Fees may be higher for certain pooled vehicles, and the composite may include accounts with performance-based fees. Index returns do not reflect the payment of fees and expenses. Certain Artisan composite returns may be represented by a single account.
In these materials, we present Value Added, which is the difference between an Artisan strategy's average annual return and the return of its respective benchmark. We may also present Excess Returns (alpha), which are an estimate of the amount in dollars by which Artisan's investment strategies have outperformed or underperformed their respective benchmark. Excess Returns are calculated by (i) multiplying a strategy's beginning-of-year AUM by the difference between the returns (in basis points) of the strategy (gross of fees, unless otherwise indicated) and the benchmark for the ensuing year and (ii) summing all strategies' Excess Returns for each year calculated. Market Returns include all changes in AUM not included in Excess Returns, client cash flows and Artisan Funds distributions not reinvested. The benchmark used for purposes of presenting a strategy’s performance and calculating Value Added and Excess Returns is generally the market index most commonly used by our clients to compare the performance of the relevant strategy. For certain strategies that are managed for absolute return, the benchmark used for purposes of presenting a strategy’s performance and calculating Value Added and Excess Returns is the index used by the Company’s management to evaluate the performance of the strategy.

Composites / Indexes used for the comparison calculations described are: Non-U.S. Growth Strategy / International Value Strategy-MSCI EAFE Index; Global Equity Strategy / Global Opportunities Strategy / Global Value Strategy / Franchise Strategy-MSCI All Country World Index; Global Discovery Strategy: MSCI All Country World Small Mid Cap Index; Non-U.S. Small-Mid Growth Strategy-MSCI All Country World Index Ex USA Small Mid Index; U.S. Mid-Cap Growth Strategy-Russell Midcap Growth® Index; U.S. Mid-Cap Value Strategy-Russell Midcap Value® Index; U.S. Small-Cap Growth Strategy-Russell 2000 Growth® Index; Value Equity Strategy-Russell 1000 Value® Index; Developing World Strategy / Sustainable Emerging Markets Strategy-MSCI Emerging Markets Index; High Income Strategy-ICE BofA U.S. High Yield Index; Credit Opportunities Strategy-ICE BofA U.S. Dollar 3-Month Deposit Offered Rate Constant Maturity Index; Antero Peak Strategy / Antero Peak Hedge Strategy / Select Equity Strategy / Value Income Strategy-S&P 500® Market Index; International Explorer Strategy-MSCI All Country World Index Ex USA Small Cap; Floating Rate Strategy-S&P UBS Leveraged Loan Index; Global Unconstrained Strategy / Global Special Situations Strategy-ICE BofA 3-Month U.S. Treasury Bill Index; Emerging Markets Debt Opportunities Strategy-J.P. Morgan EMB Hard Currency/Local Currency 50-50; Emerging Markets Local Opportunities Strategy-J.P. Morgan GBI-EM Global Diversified Index. Where applicable, composite returns have been included for the following discontinued strategies and their indexes: Global Small-Cap Growth Strategy (Jul 1, 2013-Dec 31, 2016)-MSCI ACWI Small Cap Index; U.S. Small-Cap Value Strategy (Jun 1, 1997-Apr 30, 2016)-Russell 2000® Index; Non-U.S. Small-Cap Growth Strategy (Jan 1, 2002-Nov 30, 2018)-MSCI EAFE Small Cap Index; China Post-Venture Strategy (Apr 1, 2021-Jun 30, 2025)-MSCI China SMID Cap Index. Index returns do not reflect the payment of fees and expenses. An investment cannot be made directly in an Artisan Partners composite or a market index and the aggregated results are hypothetical.
About Morningstar Awards. The Morningstar Awards for Investing Excellence recognize portfolio managers and asset-management firms that demonstrate excellent investment skill, the courage to differ from the consensus to benefit investors, and a commitment to aligning their interests with those of their investors. Morningstar’s manager research analysts conduct in-depth qualitative analyses to select nominees and, subsequently, vote to determine the award winner. Find out more at go.morningstar.com/awards. To qualify for the award, one of the manager’s strategies must currently earn a Morningstar Analyst Rating™ of Gold or Silver for at least one vehicle and/or share class. Morningstar Inc.’s awards are based on qualitative evaluation and research, thus subjective in nature and should not be used as the sole basis for investment decisions. Morningstar’s awards are not guarantees of a portfolio’s future investment performance.
None of the information in these materials constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service. The funds and strategies may not be available to all investors in all jurisdictions.
Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.
About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
866.632.1770
ir@artisanpartners.com

Exhibit 1
Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$179.6	$174.7	$170.2	$354.3	$335.7
Separate accounts and other	103.2	102.4	100.5	205.6	199.4
Performance fees	—	—	0.1	—	0.1
Total revenues	282.8	277.1	270.8	559.9	535.2

Operating expenses
Compensation and benefits	165.8	155.2	146.8	321.0	296.7
Distribution, servicing and marketing	6.8	6.4	6.4	13.2	12.8
Occupancy	7.3	7.4	7.5	14.7	14.8
Communication and technology	13.6	12.9	13.1	26.5	26.6
General and administrative	9.5	8.7	10.4	18.2	20.0
Total operating expenses	203.0	190.6	184.2	393.6	370.9
Operating income	79.8	86.5	86.6	166.3	164.3
Interest expense	(2.1)	(2.1)	(2.2)	(4.2)	(4.3)
Interest income on cash and cash equivalents and other	1.9	2.0	2.1	3.9	3.9
Net investment gain (loss) of consolidated investment products	22.7	7.1	3.3	29.8	22.5
Net investment gain (loss) of nonconsolidated investment products	18.6	3.8	0.2	22.4	12.3
Total non-operating income (expense)	41.1	10.8	3.4	51.9	34.4
Income before income taxes	120.9	97.3	90.0	218.2	198.7
Provision for income taxes	24.9	20.0	18.7	44.9	40.7
Net income before noncontrolling interests	96.0	77.3	71.3	173.3	158.0
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	13.4	11.9	11.5	25.3	24.4
Less: Net income (loss) attributable to noncontrolling interests - consolidated investment products	15.0	4.3	2.2	19.3	16.5
Net income attributable to Artisan Partners Asset Management Inc.	$67.6	$61.1	$57.6	$128.7	$117.1

Basic earnings per share - Class A common shares	$0.94	$0.82	$0.80	$1.78	$1.66
Diluted earnings per share - Class A common shares	$0.94	$0.82	$0.80	$1.78	$1.66

Average shares outstanding
Class A common shares	65.6	65.4	65.0	65.5	64.6
Participating unvested restricted share-based awards	5.4	5.4	5.5	5.4	5.5
Total average shares outstanding	71.0	70.8	70.5	70.9	70.1

Exhibit 2
Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$67.6	$61.1	$57.6	$128.7	$117.1
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	13.4	11.9	11.5	25.3	24.4
Add back: Provision for income taxes	24.9	20.0	18.7	44.9	40.7
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	9.8	2.5	0.7	12.3	4.6
Add back: Net investment (gain) loss of investment products attributable to APAM	(26.1)	(6.5)	(0.8)	(32.6)	(17.3)
Less: Adjusted provision for income taxes	22.1	22.0	21.7	44.1	41.9
Adjusted net income (Non-GAAP)	$67.5	$67.0	$66.0	$134.5	$127.6

Average shares outstanding
Class A common shares	65.6	65.4	65.0	65.5	64.6

Assumed vesting or exchange of:
Unvested restricted share-based awards	5.4	5.4	5.6	5.4	5.6
Artisan Partners Holdings LP units outstanding (noncontrolling interest)	10.2	10.3	10.4	10.3	10.7
Adjusted shares	81.2	81.1	81.0	81.2	80.9

Basic earnings per share (GAAP)	$0.94	$0.82	$0.80	$1.78	$1.66
Diluted earnings per share (GAAP)	$0.94	$0.82	$0.80	$1.78	$1.66
Adjusted net income per adjusted share (Non-GAAP)	$0.83	$0.83	$0.82	$1.66	$1.58

Operating income (GAAP)	$79.8	$86.5	$86.6	$166.3	$164.3
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	9.8	2.5	0.7	12.3	4.6
Adjusted operating income (Non-GAAP)	$89.6	$89.0	$87.3	$178.6	$168.9

Operating margin (GAAP)	28.2%	31.2%	32.0%	29.7%	30.7%
Adjusted operating margin (Non-GAAP)	31.7%	32.1%	32.2%	31.9%	31.6%

Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$67.6	$61.1	$57.6	$128.7	$117.1
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	13.4	11.9	11.5	25.3	24.4
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	9.8	2.5	0.7	12.3	4.6
Add back: Net investment (gain) loss of investment products attributable to APAM	(26.1)	(6.5)	(0.8)	(32.6)	(17.3)
Add back: Interest expense	2.1	2.1	2.2	4.2	4.3
Add back: Provision for income taxes	24.9	20.0	18.7	44.9	40.7
Add back: Depreciation and amortization	2.5	2.5	2.4	5.0	4.8
Adjusted EBITDA (Non-GAAP)	$94.2	$93.6	$92.3	$187.8	$178.6

Supplemental Non-GAAP Financial Information
The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense (reversal) related to market valuation changes in compensation plans, (3) net investment gain (loss) of investment products, and (4) non-recurring expenses. These adjustments also remove the non-operational complexities of the Company’s structure by adding back noncontrolling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:
•Adjusted net income represents net income excluding the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense (reversal) related to market valuation changes in compensation plans, (3) net investment gain (loss) of investment products, and (4) non-recurring expenses. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting APAM's current federal, state and local income statutory tax rates. The adjusted tax rate was 24.7% for all periods presented.
•Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.
•Adjusted operating income represents the operating income of the consolidated company excluding compensation expense related to market valuation changes in compensation plans and non-recurring expenses.
•Adjusted operating margin is calculated by dividing adjusted operating income by total revenues.
•Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.
Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.
Compensation expense (reversal) related to market valuation changes in compensation plans represents the expense (income) associated with the change in the long-term incentive award liability resulting from investment returns of the underlying investment products. Because the compensation expense impact of the investment market exposure is economically hedged, management believes it is useful to reflect the expected net income offset in the calculation of adjusted operating income, adjusted net income, and adjusted EBITDA. The related investment gain (loss) on the underlying investments is included in the adjustment for net investment gain (loss) of investment products.
Net investment gain (loss) of investment products represents the non-operating income (expense) related to the Company’s investments, in both consolidated sponsored investment products and nonconsolidated sponsored investment products, including investments in sponsored investment products held to economically hedge compensation plans. Excluding these non-operating market gains or losses on investments provides greater transparency to evaluate the profitability and efficiency of the underlying operations of the business. Interest income generated on cash and cash equivalents is considered part of normal operations, and therefore, is not excluded from adjusted net income.
Non-recurring expenses represents non-recurring professional fees that are not reflective of core operations.

Exhibit 3
Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	June 30,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$244.9	$201.2
Accounts receivable	117.0	118.7
Investment securities	248.1	208.8
Deferred tax assets	386.0	409.4
Assets of consolidated investment products	314.1	538.2
Operating lease assets	78.7	83.4
Other	55.9	59.1
Total assets	$1,444.7	$1,618.8

Liabilities and equity
Accounts payable, accrued expenses, and other	$206.9	$112.8
Borrowings	199.5	199.4
Operating lease liabilities	95.7	101.3
Amounts payable under tax receivable agreements	312.8	341.5
Liabilities of consolidated investment products	25.5	113.8
Total liabilities	840.4	868.8

Redeemable noncontrolling interests	185.2	328.0
Total stockholders’ equity	419.1	422.0
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,444.7	$1,618.8

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from
	June 30,	March 31,	June 30,	March 31,	June 30,
	2025	2025	2024	2025	2024

Beginning assets under management	$162,390	$161,208	$160,384	0.7%	1.3%
Gross client cash inflows	6,233	7,014	5,604	(11.1)%	11.2%
Gross client cash outflows	(8,096)	(9,854)	(7,214)	17.8%	(12.2)%
Net client cash flows	(1,863)	(2,840)	(1,610)	34.4%	(15.7)%
Artisan Funds' distributions not reinvested[1]	(194)	(116)	(91)	(67.2)%	(113.2)%
Investment returns and other	15,212	4,138	204	267.6%	7356.9%
Ending assets under management	$175,545	$162,390	$158,887	8.1%	10.5%
Average assets under management	$166,774	$166,743	$158,579	0.0%	5.2%

	For the Six Months Ended			% Change from
	June 30,	June 30,		June 30,
	2025	2024		2024

Beginning assets under management	$161,208	$150,167		7.4%
Gross client cash inflows	13,247	11,790		12.4%
Gross client cash outflows	(17,950)	(13,922)		(28.9)%
Net client cash flows	(4,703)	(2,132)		(120.6)%
Artisan Funds' distributions not reinvested[1]	(310)	(176)		(76.1)%
Investment returns and other	19,350	11,028		75.5%
Ending assets under management	$175,545	$158,887		10.5%
Average assets under management	$166,782	$156,347		6.7%

______________________________________
1 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.

Exhibit 5
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended		By Investment Team
	Growth	Global Equity	U.S. Value	International Value Group	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	International Small-Mid	EMsights Capital Group	Total
June 30, 2025
Beginning assets under management	$34,669	$13,442	$7,540	$47,486	$30,256	$1,625	$12,434	$4,147	$2,121	$5,353	$3,317	$162,390
Gross client cash inflows	770	220	65	2,297	886	202	1,027	196	147	110	313	6,233
Gross client cash outflows	(2,714)	(763)	(134)	(1,883)	(1,008)	(56)	(729)	(175)	(146)	(447)	(41)	(8,096)
Net client cash flows	(1,944)	(543)	(69)	414	(122)	146	298	21	1	(337)	272	(1,863)
Artisan Funds' distributions not reinvested[1]	—	—	—	(101)	—	—	(91)	—	—	—	(2)	(194)
Investment returns and other	4,023	2,262	294	3,072	2,772	276	455	616	418	840	184	15,212
Ending assets under management	$36,748	$15,161	$7,765	$50,871	$32,906	$2,047	$13,096	$4,784	$2,540	$5,856	$3,771	$175,545
Average assets under management	$34,785	$14,272	$7,372	$49,017	$31,191	$1,769	$12,559	$4,452	$2,261	$5,518	$3,578	$166,774

March 31, 2025
Beginning assets under management	$38,445	$12,934	$7,597	$44,295	$28,679	$1,552	$11,942	$4,100	$2,211	$6,544	$2,909	$161,208
Gross client cash inflows	1,285	181	65	2,908	607	89	1,023	218	97	154	387	7,014
Gross client cash outflows	(2,909)	(834)	(203)	(1,986)	(1,535)	(74)	(575)	(237)	(148)	(1,270)	(83)	(9,854)
Net client cash flows	(1,624)	(653)	(138)	922	(928)	15	448	(19)	(51)	(1,116)	304	(2,840)
Artisan Funds' distributions not reinvested[1]	—	—	—	(24)	—	—	(91)	—	—	—	(1)	(116)
Investment returns and other	(2,152)	1,161	81	2,293	2,505	58	135	66	(39)	(75)	105	4,138
Ending assets under management	$34,669	$13,442	$7,540	$47,486	$30,256	$1,625	$12,434	$4,147	$2,121	$5,353	$3,317	$162,390
Average assets under management	$38,677	$13,708	$7,700	$46,495	$30,385	$1,614	$12,252	$4,287	$2,259	$6,260	$3,106	$166,743

June 30, 2024
Beginning assets under management	$41,311	$14,259	$7,519	$43,262	$27,645	$1,042	$10,640	$3,837	$2,245	$7,390	$1,234	$160,384
Gross client cash inflows	706	216	129	1,446	588	846	1,047	157	127	194	148	5,604
Gross client cash outflows	(2,470)	(808)	(137)	(1,661)	(852)	(43)	(560)	(180)	(225)	(274)	(4)	(7,214)
Net client cash flows	(1,764)	(592)	(8)	(215)	(264)	803	487	(23)	(98)	(80)	144	(1,610)
Artisan Funds' distributions not reinvested[1]	—	—	—	—	—	—	(91)	—	—	—	—	(91)
Investment returns and other	(630)	(172)	(245)	698	412	12	129	183	89	(268)	(4)	204
Ending assets under management	$38,917	$13,495	$7,266	$43,745	$27,793	$1,857	$11,165	$3,997	$2,236	$7,042	$1,374	$158,887
Average assets under management	$39,539	$13,727	$7,273	$43,749	$27,794	$1,088	$10,850	$3,890	$2,245	$7,095	$1,329	$158,579

______________________________________
1 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.

Exhibit 5
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended	By Vehicle
	Artisan Funds & Artisan Global Funds	Separate Accounts and Other [1]	Total
June 30, 2025
Beginning assets under management	$79,220	$83,170	$162,390
Gross client cash inflows	4,467	1,766	6,233
Gross client cash outflows	(4,648)	(3,448)	(8,096)
Net client cash flows	(181)	(1,682)	(1,863)
Artisan Funds' distributions not reinvested[2]	(194)	—	(194)
Investment returns and other	6,781	8,431	15,212
Net transfers[3]	—	—	—
Ending assets under management	$85,626	$89,919	$175,545
Average assets under management	$81,406	$85,368	$166,774

March 31, 2025
Beginning assets under management	$77,614	$83,594	$161,208
Gross client cash inflows	5,019	1,995	7,014
Gross client cash outflows	(5,588)	(4,266)	(9,854)
Net client cash flows	(569)	(2,271)	(2,840)
Artisan Funds' distributions not reinvested[2]	(116)	—	(116)
Investment returns and other	2,318	1,820	4,138
Net transfers[3]	(27)	27	—
Ending assets under management	$79,220	$83,170	$162,390
Average assets under management	$80,446	$86,297	$166,743

June 30, 2024
Beginning assets under management	$77,414	$82,970	$160,384
Gross client cash inflows	3,377	2,227	5,604
Gross client cash outflows	(4,007)	(3,207)	(7,214)
Net client cash flows	(630)	(980)	(1,610)
Artisan Funds' distributions not reinvested[2]	(91)	—	(91)
Investment returns and other	292	(88)	204
Net transfers[3]	—	—	—
Ending assets under management	$76,985	$81,902	$158,887
Average assets under management	$77,008	$81,571	$158,579

______________________________________
1 Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts and in our own private funds.
2 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
3 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 6
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Six Months Ended	By Investment Team
	Growth	Global Equity	U.S. Value	International Value Group	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	International Small-Mid	EMsights Capital Group	Total
June 30, 2025
Beginning assets under management	$38,445	$12,934	$7,597	$44,295	$28,679	$1,552	$11,942	$4,100	$2,211	$6,544	$2,909	$161,208
Gross client cash inflows	2,055	401	130	5,205	1,493	291	2,050	414	244	264	700	13,247
Gross client cash outflows	(5,623)	(1,597)	(337)	(3,869)	(2,543)	(130)	(1,304)	(412)	(294)	(1,717)	(124)	(17,950)
Net client cash flows	(3,568)	(1,196)	(207)	1,336	(1,050)	161	746	2	(50)	(1,453)	576	(4,703)
Artisan Funds' distributions not reinvested[1]	—	—	—	(125)	—	—	(182)	—	—	—	(3)	(310)
Investment returns and other	1,871	3,423	375	5,365	5,277	334	590	682	379	765	289	19,350
Ending assets under management	$36,748	$15,161	$7,765	$50,871	$32,906	$2,047	$13,096	$4,784	$2,540	$5,856	$3,771	$175,545
Average assets under management	$36,731	$13,994	$7,535	$47,765	$30,793	$1,692	$12,406	$4,371	$2,261	$5,890	$3,344	$166,782

June 30, 2024
Beginning assets under management	$38,546	$13,725	$7,057	$41,009	$25,670	$917	$9,683	$3,453	$2,101	$7,151	$855	$150,167
Gross client cash inflows	1,601	348	267	3,356	1,381	969	2,399	345	219	397	508	$11,790
Gross client cash outflows	(4,583)	(1,714)	(343)	(3,206)	(1,575)	(87)	(1,028)	(370)	(492)	(517)	(7)	(13,922)
Net client cash flows	(2,982)	(1,366)	(76)	150	(194)	882	1,371	(25)	(273)	(120)	501	$(2,132)
Artisan Funds' distributions not reinvested[1]	—	—	—	—	—	—	(176)	—	—	—	—	$(176)
Investment returns and other	3,353	1,136	285	2,586	2,317	58	287	569	408	11	18	$11,028
Ending assets under management	$38,917	$13,495	$7,266	$43,745	$27,793	$1,857	$11,165	$3,997	$2,236	$7,042	$1,374	$158,887
Average assets under management	$39,624	$13,806	$7,223	$42,794	$27,119	$1,026	$10,492	$3,758	$2,235	$7,128	$1,142	$156,347

______________________________________
1 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.

Exhibit 6
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Six Months Ended	By Vehicle
	Artisan Funds & Artisan Global Funds	Separate Accounts and other [1]	Total
June 30, 2025
Beginning assets under management	$77,614	$83,594	$161,208
Gross client cash inflows	9,486	3,761	13,247
Gross client cash outflows	(10,236)	(7,714)	(17,950)
Net client cash flows	(750)	(3,953)	(4,703)
Artisan Funds' distributions not reinvested[2]	(310)	—	(310)
Investment returns and other	9,099	10,251	19,350
Net transfers[3]	(27)	27	—
Ending assets under management	$85,626	$89,919	$175,545
Average assets under management	$80,938	$85,844	$166,782

June 30, 2024
Beginning assets under management	$72,763	$77,404	$150,167
Gross client cash inflows	8,007	3,783	11,790
Gross client cash outflows	(8,389)	(5,533)	(13,922)
Net client cash flows	(382)	(1,750)	(2,132)
Artisan Funds' distributions not reinvested[2]	(176)	—	(176)
Investment returns and other	4,780	6,248	11,028
Net transfers[3]	—	—	—
Ending assets under management	$76,985	$81,902	$158,887
Average assets under management	$75,790	$80,557	$156,347

______________________________________
1 Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts and in our own private funds.
2 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
3 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 7

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of June 30, 2025
(unaudited)

	Composite Inception Date							Average Annual Value-Added [3] Since Inception (bps)
		Strategy AUM (in $MM)[2]	Average Annual Total Returns (%)
Investment Team and Strategy			1 YR	3 YR	5 YR	10 YR	Inception
Growth Team
Global Opportunities Strategy	2/1/2007	$20,065	10.02%	16.36%	9.67%	11.97%	11.13%	401
MSCI All Country World Index			16.17%	17.33%	13.64%	9.99%	7.12%
Global Discovery Strategy	9/1/2017	$1,885	19.14%	16.08%	10.10%	---	13.66%	603
MSCI All Country World Small Mid Cap Index			16.17%	13.09%	11.29%	---	7.63%
U.S. Mid-Cap Growth Strategy	4/1/1997	$11,118	15.38%	13.67%	7.29%	10.84%	14.26%	410
Russell® Midcap Index			15.21%	14.32%	13.10%	9.88%	10.30%
Russell® Midcap Growth Index			26.49%	21.44%	12.65%	12.11%	10.16%
U.S. Small-Cap Growth Strategy	4/1/1995	$2,841	7.02%	11.32%	2.71%	9.51%	10.29%	266
Russell® 2000 Index			7.68%	9.99%	10.03%	7.12%	8.71%
Russell® 2000 Growth Index			9.73%	12.37%	7.41%	7.13%	7.63%
Franchise Strategy	10/1/2024	$839	---	---	---	---	12.30%	334
MSCI All Country World Index			---	---	---	---	8.96%
Global Equity Team
Global Equity Strategy	4/1/2010	$388	38.69%	25.30%	13.65%	12.37%	13.30%	379
MSCI All Country World Index			16.17%	17.33%	13.64%	9.99%	9.51%
Non-U.S. Growth Strategy	1/1/1996	$14,773	31.55%	21.06%	11.72%	7.95%	10.13%	471
MSCI EAFE Index			17.73%	15.95%	11.15%	6.50%	5.42%
U.S. Value Team
Value Equity Strategy	7/1/2005	$5,203	15.19%	17.90%	18.07%	11.78%	9.81%	170
Russell® 1000 Index			15.66%	19.57%	16.29%	13.34%	10.70%
Russell® 1000 Value Index			13.70%	12.75%	13.92%	9.18%	8.11%
U.S. Mid-Cap Value Strategy	4/1/1999	$2,546	4.64%	9.00%	12.87%	7.68%	11.58%	212
Russell® Midcap Index			15.21%	14.32%	13.10%	9.88%	9.64%
Russell® Midcap Value Index			11.53%	11.33%	13.70%	8.39%	9.46%
Value Income Strategy	3/1/2022	$16	12.76%	10.50%	---	---	5.85%	(691)
S&P 500 Index			15.16%	19.69%	---	---	12.76%
International Value Group
International Value Strategy	7/1/2002	$50,062	13.32%	17.39%	16.46%	9.52%	11.82%	522
MSCI EAFE Index			17.73%	15.95%	11.15%	6.50%	6.60%
International Explorer Strategy	11/1/2020	$788	19.58%	16.25%	---	---	16.50%	668
MSCI All Country World Index Ex USA Small Cap			18.34%	13.45%	---	---	9.82%
Global Special Situations Strategy	4/1/2025	$21	---	---	---	---	2.62%	158
ICE BofA 3-month Treasury Bill Index			---	---	---	---	1.04%
Global Value Team
Global Value Strategy	7/1/2007	$32,569	21.45%	20.50%	17.94%	10.65%	9.72%	293
MSCI All Country World Index			16.17%	17.33%	13.64%	9.99%	6.79%
Select Equity Strategy	3/1/2020	$337	19.81%	20.12%	16.73%	---	14.39%	(232)
S&P 500 Index			15.16%	19.69%	16.63%	---	16.71%
Sustainable Emerging Markets Team
Sustainable Emerging Markets Strategy	7/1/2006	$2,047	22.57%	15.19%	8.99%	7.77%	6.21%	110
MSCI Emerging Markets Index			15.29%	9.69%	6.80%	4.81%	5.11%
Credit Team
High Income Strategy	4/1/2014	$12,689	11.83%	10.98%	8.43%	7.50%	7.31%	244
ICE BofA US High Yield Index			10.24%	9.84%	6.00%	5.29%	4.87%
Credit Opportunities Strategy	7/1/2017	$319	16.11%	15.83%	17.28%	---	13.70%	1,115
ICE BofA US Dollar 3-Month Deposit Offered Rate Constant Maturity Index			4.93%	4.66%	2.83%	---	2.55%
Floating Rate Strategy	1/1/2022	$88	8.53%	10.35%	---	---	7.40%	67
S&P UBS Leveraged Loan Index			7.50%	9.53%	---	---	6.73%
Developing World Team
Developing World Strategy	7/1/2015	$4,784	30.19%	24.66%	9.22%	12.75%	12.75%	794
MSCI Emerging Markets Index			15.29%	9.69%	6.80%	4.81%	4.81%

Exhibit 7

Antero Peak Group
Antero Peak Strategy	5/1/2017	$2,272	30.00%	22.12%	16.87%	---	19.83%	548
S&P 500 Index			15.16%	19.69%	16.63%	---	14.35%
Antero Peak Hedge Strategy	11/1/2017	$268	26.42%	18.88%	13.87%	---	14.59%	54
S&P 500 Index			15.16%	19.69%	16.63%	---	14.05%
International Small-Mid Team
Non-U.S. Small-Mid Growth Strategy	1/1/2019	$5,856	15.05%	11.33%	7.20%	---	11.02%	214
MSCI All Country World Index Ex USA Small Mid Cap			20.65%	13.93%	10.22%	---	8.88%
EMsights Capital Group
Global Unconstrained Strategy	4/1/2022	$965	10.42%	11.78%	---	---	10.67%	644
ICE BofA 3-month Treasury Bill Index			4.68%	4.56%	---	---	4.23%
Emerging Markets Debt Opportunities Strategy	5/1/2022	$1,133	14.26%	14.76%	---	---	13.08%	647
J.P. Morgan EMB Hard Currency/Local Currency 50-50			11.38%	8.39%	---	---	6.61%
Emerging Markets Local Opportunities Strategy	8/1/2022	$1,673	18.66%	---	---	---	12.06%	345
J.P. Morgan GBI-EM Global Diversified Index			13.81%	---	---	---	8.61%

Total Assets Under Management		$175,545
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1 We measure the results of our “composites”, which represent the aggregate performance of all discretionary client accounts, including pooled investment vehicles, invested in the same strategy except those accounts with respect to which we believe client-imposed restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 16% of our assets under management at June 30, 2025, are maintained in separate composites, which are not presented in these materials). Returns for periods less than one year are not annualized.
2 AUM for Artisan Sustainable Emerging Markets and U.S. Mid-Cap Growth strategies includes $115.4 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (reported on a lag not exceeding one quarter).
3 Value-added is the amount, in basis points, by which the average annual gross composite return of each of our strategies has outperformed or underperformed its respective benchmark. See Forward-Looking Statements and Other Disclosures for further information on the benchmark indexes used. Value-added for periods less than one year is not annualized.